EXHIBIT 10.22
SEPARATION AND CONSULTING AGREEMENT

This SEPARATION AND CONSULTING AGREEMENT (this "Agreement") is entered into by and between Carriage Services, Inc., a Delaware corporation (the "Company"), and Terry E. Sanford ("Sanford"), effective as of August 12, 2012 (the "Separation Date"). The Company and Sanford are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

WITNESSETH:

WHEREAS, Sanford and the Company are parties to that certain Second and Amended Restated Employment Agreement beginning as of March 14,2012 (the "Employment Agreement");

WHEREAS, Sanford has notified the Company that he wishes to resign from his employment with the Company, effective as of the Separation Date;

WHEREAS, the Company wishes for Sanford to receive certain separation benefits from the Company, which such benefits are conditioned upon Sanford's entry into this Agreement; and

WHEREAS, following Sanford's resignation from the Company, the Company desires to benefit from Sanford's experience and ability by having Sanford provide services to it in the capacity of a consultant and Sanford is willing to serve in such capacity on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the promises and benefits set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1.    Separation from Employment.    The Parties acknowledge and agree that the last day of Sanford's employment with the Company will be the Separation Date and that Sanford's employment is ending due to his voluntary resignation from the Company and not during a Corporate Change Period (as defined in the Employment Agreement).

2.Separation Benefit. If Sanford executes and returns a copy of this Agreement to the Company prior to the Separation Date, then provided that Sanford satisfies the other terms and conditions set forth in this Agreement, the Company will pay Sanford an amount equal to $1,000 (less withholding for all applicable taxes) in a lump sum cash payment within 30 days of the Separation Date.

3.Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. ln entering into this Agreement, Sanford expressly acknowledges and agrees that Sanford has received all leaves (paid and unpaid) to which Sanford was entitled during Sanford's employment and, as of the date that Sanford executes this Agreement, Sanford has received all wages and been paid all sums that Sanford is owed by the Company and its affiliates. Sanford further acknowledges and agrees that, other than any sums that he may be owed pursuant to Section 7 below, he has no entitlement to any further sums from the Company or its affiliates, including, but not limited to, any bonuses or other payments. This Agreement extinguishes all rights, if any, that Sanford may have,

US 1521396v.4

contractual or otherwise, relating to or ansmg out of the Employment Agreement, as Sanford acknowledges that, in entering this Agreement, all of the Company's obligations thereunder are deemed satisfied in full. Notwithstanding the foregoing, on or before the next regularly scheduled payday after the Separation Date, Sanford shall receive his final paycheck for all services provided through the Separation Date, which such paycheck shall include all amounts owed for his base salary through the Separation Date.

4.Affirmation of Restrictive Covenants. Sanford acknowledges and agrees that in connection with his employment with the Company, he has obtained Confidential Information (as defined in the Employment Agreement) and that he has continuing obligations to the Company pursuant to Articles IV and VI of the Employment Agreement. In entering into this Agreement, Sanford acknowledges the continued effectiveness and enforceability of Articles IV and VI of the Employment Agreement and expressly reaffirms his commitment to abide by such provisions of that agreement.

5.	Release of Liability for Claims.

(a)For good and valuable consideration, including the Company's agreement to provide separation benefits to Sanford in accordance with Section 2 of this Agreement, Sanford hereby releases, discharges and forever acquits the Company and its past, present and fi.Jture subsidiaries and affiliates and their respective stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, successors and representatives, in their personal and representative capacities as well as all employee benefit plans maintained by the Company or any of its affiliates or subsidiaries and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the "Company Parties"), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Sanford's employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date that Sanford executes this Agreement, including without limitation any alleged violation through such date of: (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Civil Rights Act of 1991; (iii) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (iv) the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (v) the Immigration Reform Control Act, as amended; (vi) the Americans with Disabilities Act of 1990, as amended; (vii) the National Labor Relations Act, as amended; (viii) the Occupational Safety and Health Act, as amended; (ix) the Family and Medical Leave Act of 1993; (x) any federal, state or local anti-discrimination or anti-retaliation law; (xi) any federal, state or local wage and hour law; (xii) any other local, state or federal law, regulation or ordinance; (xiii) any public policy, contract, tort, or common law claim; (xiv) any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters; (xv) any and all rights, benefits or claims Sanford may have under any employment contract (including, without limitation, the Employment Agreement), incentive compensation plan or equity-based compensation plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in this Agreement or the award agreements evidencing the stock options granted to Sanford under the Carriage Services, Inc. Second Amended and Restated 2006 Long-Term Incentive Plan that are identified on Exhibit A attached hereto (collectively, the "Award Agreements"); and (xvii) any claim for compensation or benefits of any kind not expressly set forth in this Agreement or the Award Agreements (collectively, the "Released Claims").

(b)In no event shall the Released Claims include any claim that arises after the date that Sanford signs this Agreement or any claim to vested benefits under an employee benefit plan of the Company that is subject to ERISA. Notwithstanding this release of liability, nothing in this Agreement prevents Sanford from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission ("EEOC") or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Sanford understands and agrees that Sanford is waiving any and all rights to recover any monetary or personal relief or recover as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

6.Representation Regarding Claims. Sanford represents and warrants that as of the date on which Sanford signed this Agreement, he has not filed any claims, complaints, charges, or lawsuits against any of the Released Parties with any governmental agency or with any state or federal court for or with respect to a matter, claim, or incident, which occurred or arose out of one or more occurrences that took place on or prior to the date on which Sanford signed this Agreement. Sanford further represents and warrants that he has made no assignment, sale, delivery, transfer or conveyance of any rights Sanford has asserted or may have against any of the Company Parties with respect to any Released Claim.

7.    Provision of Consulting Services.

(a)During the Consulting Period (as defined below), Sanford agrees to provide, when reasonably requested by the Company, services in the capacity of an independent contractor (the "Services").    ln providing the Services, Sanford shall provide the Company with such of his assessments and evaluations regarding the Company's business as the Company may deem necessary. Sanford agrees to attend such meetings as the Company may reasonably require for proper communication of his advice and consultation. Sanford shall coordinate the furnishing of the Services with representatives of the Company in order that such services can be provided in such a way as to generally conform to the business schedules of the Company, but the method of performance, time of performance, place of performance, hours utilized in such performance, and other details of the manner of performance of Sanford's provision of the Services shall be within the sole control of Sanford. During the Consulting Period, (i) Sanford shall have the right to devote his business day and working efforts to other business and professional opportunities as do not interfere with his rendering of the Services to the Company and (ii) Sanford shall not be deemed to be an agent of the Company or have any power to bind or cmmnit the Company or otherwise act on its behalf.

(b)As of the Separation Date, Sanford shall no longer be an employee of the Company or any of its affiliates, and nothing in this Agreement or elsewhere shall change that status. During the Consulting Period, Sanford shall be an independent contractor and shall not participate in any pension or welfare benefit plans, programs or arrangements of the Company or any of its affiliates unless such benefits are made available to Sanford by operation of law and due to Sanford's former employment status with the Company. As an independent contractor, Sanford shall be solely responsible for all taxes on the sums received by him pursuant to this Section 7 and Sanford expressly agrees to pay and be responsible for making all applicable tax filings and remittances with respect to amounts paid to Sanford pursuant to this Section 7 and to hold the Company hannless for all claims, damages, costs and liabilities arising from Sanford's failure to do so.

(c)In exchange for providing the Services set forth in Section 7(a), and for making himself available to do so, the Company shall pay Sanford a consulting fee in the amount of
$20,000 per complete calendar month during the Consulting Period such that if the Consulting
Period lasts for the period beginning on August 15, 2012 and ending on November 30, 2012, the Company shall pay Sanford an aggregate amount equal to $70,000 for his services under this Section 7. Such payments shall be made in arrears on the 15th day (or the next following business day, if the 15th is not a business day) of the calendar month that follows the applicable calendar month and shall be pro-rated (based on the number of days Sanford provides or is available to provide consulting Services in the applicable month) for any partial calendar month during the Consulting Period.

(d)Unless earlier terminated as provided hereunder, the "Consulting Period" shall be that period beginning on August 15, 2012 and ending on November 30, 2012. Notwithstanding the foregoing, the Consulting Period, and Sanford's and the Company's respective obligations under this Section 7, shall be terminated prior to November 30, 2012 upon any of the following:
(i) Sanford's termination of the Consulting Period; (ii) Sanford's death or disability; (iii) the termination of the Consulting Period by the Company for Cause (as defined below); or (iv) the termination of the Consulting Period by mutual agreement of the Parties, as evidenced by a writing signed by Sanford and the Company.

(e)For purposes of this Agreement, "Cause" shall mean (i) a breach by Sanford of his obligations under Section 7 of this Agreement, including, without limitation, any failure or inability to provide the Services as requested by the Company; (ii) commission by Sanford of an act of fraud, embezzlement, misappropriation, misconduct or any other conduct harmful or potentially harmful to the Company's best interest; (iii) a breach by Sanford of any of his continuing obligations set forth in Sections 4 and/or 12 of this Agreement; or (iv) Sanford's conviction, plea of no contest or nolo contendere, defened adjudication or unadjudicated probation for any felony or any crime involving moral turpitude.

8.Annlicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas without reference to the principles of cont1icts oflaw thereof.

9.Counterparts. This Agreement may be executed in one or more cow1terparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

10.Amendment; Entire Agreement This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Party to be charged. This Agreement (and those other documents referenced herein) constitute the entire agreement of the Parties with regard to the subject matter hereof.

11.Sanford's Representations. By executing and delivering this Agreement, Sanford acknowledges that Sanford has carefully read this Agreement and, in entering this Agreement, he is receiving consideration to which he was not otherwise entitled but for his entry into this Agreement.

Sanford further represents that he fully understands the final and binding effect of this Agreement; the only promises made to Sanford to sign this Agreement are those stated in this Agreement; and Sanford is signing this Agreement knowingly, voluntarily and of Sanford's own free will, and that Sanford understands and agrees to each of the terms of this Agreement.

12.Non-Disparagement; No Unauthorized Access.    Sanford agrees to rerrain from making any public statements (or authorizing any statements to be reported as being attributed to him) that are critical, disparaging or derogatory about, or which injure the reputation of, any Company Party. Sanford further agrees, and expressly covenants, that following the Separation Date he shall not access Company property or interact with any Company employee, officer, vendor, supplier or representative in order to discuss any aspect of the Company's business unless expressly authorized by the Company.

13.Severability. Any term or provision of this Agreement that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be modified to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties' bargain hereunder.

14.Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

15.Section 409A of the Internal Revenue Code. All payments and benefits provided under this Agreement are intended to be exempt from the limitations m1d requirements set forth in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other interpretive guidance issued thereunder (collectively, "Section 409A"). This Agreement shall be construed and interpreted consistent with that intent. The right to payment of the installment amounts pursuant to Section 7 of this Agreement shall be treated as a right to a series of separate payments for purposes of Section 409A. Notwithstanding the foregoing, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Sanford on account of non-compliance with Section 409A.

[Signature page follows]

EXHIBIT A

CERTAIN UNEXERCISED STOCK OPTIONS

Grant Date	Number of Shares of Common Stock Underlying Unexercised Options	Option Exercise Price	Option Expiration Date
5/18/2010	35,498	$4.78	8/12/2013
2/28/2011	35,419	$5.70	8/12/2013

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Sanford has executed this Agreement, effective for all purposes as provided above.

TERRY E. SANFORD

SIGNATURE PAGE TO
SEPARATION AND CONSULTING AGREEMENT